Exhibit 99



                                  PRESS RELEASE





CONTACT: Gary M. Adams/Chief Financial Officer
         (252) 925-9111, extension 209

                           ECB BANCORP, INC. ANNOUNCES
                    NINE MONTH EARNINGS AND DECLARES DIVIDEND

Engelhard, NC (October 27, 1998) - ECB Bancorp, Inc., the holding company for The East Carolina Bank, today reported its earnings for the nine months ended September 30, 1998. On July 22, 1998, The East Carolina Bank reorganized into a bank holding form of organization (ECB Bancorp, Inc.) and split its stock on a 3-for-1 basis. Today's release represents the first report of the consolidated financial results for ECB Bancorp, Inc. and also gives effect to the 3-for-1 stock split.

For the nine months ended September 30, 1998, ECB Bancorp, Inc. generated a net income of $1,545,000 or $0.87 per share, which is a 13.9% increase over the $1,357,000 or $0.76 per share for the period ended September 30, 1997. Total assets were $200,796,000 at September 30, 1998, which was a 5.5% increase over total assets of $190,262,000 at September 30, 1997. Deposits of $181,489,000 represented a 4.9% increase over last year's $173,093,000. Loans grew 9.9% to $130,659,000 at September 30, 1998, up from $118,827,000 at September 30, 1997.
Shareholders' equity for the period ended September 30, 1998 was $17,291,000, representing a 10.2% increase over the September 30, 1997 level. These financial results equate to a 1.07% return on average assets and a 12.50% return on average equity on an annualized basis.

At its regularly scheduled monthly Board of Directors meeting held on October 21, 1998, the Directors of ECB Bancorp, Inc. declared a 1998 dividend of $.255 per share payable on December 7, 1998 to shareholders of record on November 9, 1998. This represents a 9.3% increase over the 1997 annual dividend of $.233 declared in October 1997 by The East Carolina Bank prior to its July 1998 reorganization into a bank holding company form of organization. The dividends reported above have been restated to give effect for the 3-for-1 stock split. At period end, book value per share was $9.71.

Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through 15 branches in eastern North Carolina, nine mainland offices in Currituck, Hyde, Pitt, Tyrrell, and Washington counties, six offices on North Carolina's famed "Outer Banks" from Ocracoke Island in Hyde County to Southern Shores in Dare County, and a Loan Production office in Washington, NC.

ECB Bancorp, Inc.'s common stock is currently listed on Nasdaq's
Over-The-Counter Bulletin Board under the symbol "ECBE."



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